Exhibit 99.1
For Immediate Release
Builders FirstSource Amends 2007 Senior Secured Revolving Credit Facility
November 30, 2010 (Dallas, TX) — Builders FirstSource, Inc. (NasdaqGS: BLDR), a leading supplier and manufacturer of structural and related building products for residential new construction in the United States, announced today it has amended its 2007 senior secured revolving credit facility (the “Facility”). The amendment was requested by the company in order to increase its borrowing availability and reduce the commitment fees paid under the Facility.
Commenting on the transaction, Builders FirstSource Senior Vice President and Chief Financial Officer Chad Crow said, “We could not be more pleased with this amendment and the willingness of our bank group, led by Wells Fargo Bank, to partner with us in getting this done. This amendment provides us with up to $25.0 million of additional borrowing availability by reducing our minimum liquidity requirement, and also reduces the maximum borrowing capacity under the Facility from $250.0 million to $150.0 million, lowering our annual interest expense related to commitment fees by approximately $0.4 million. This is a significant improvement to our overall liquidity and should not limit our future borrowing capacity as we do not anticipate our borrowing base will support borrowings in excess of $150.0 million prior to the expiration of the Facility in December 2012.”
The Facility has certain restrictive covenants including a fixed charge coverage ratio of 1:1 that, prior to the amendment, was triggered if our excess availability, as determined under the borrowing base formula, fell below a minimum liquidity requirement of $35.0 million. Under the terms of the amendment, the minimum liquidity requirement was reduced and will now be determined on a sliding scale based on our average gross availability, as outlined in the table below:

	Minimum
Ninety Day Average	Liquidity
Gross Availability	Requirement

Greater than $130.0 million	$18.75	million

Less than or equal to $130.0 million and greater than $80.0 million	$16.25	million

Less than or equal to $80.0 million	$10.0	million
Floyd Sherman, Builders FirstSource Chief Executive Officer, added, “I don’t believe this amendment would have been possible if not for the sacrifices made by all Builders FirstSource employees and their willingness to do whatever it takes to manage through this housing downturn. Our ability to adapt to the pressures placed on us by the sluggish homebuilding industry helped make this amendment possible. While I am very appreciative of our bank group, I am just as appreciative of our employees for putting us in a position to make this happen.”

Builders FirstSource Amends 2007 Senior Secured Revolving Credit Facility
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About Builders FirstSource
Headquartered in Dallas, Texas, Builders FirstSource is a leading supplier and manufacturer of structural and related building products for residential new construction. The company operates in 9 states, principally in the southern and eastern United States, and has 53 distribution centers and 47 manufacturing facilities, many of which are located on the same premises as our distribution facilities. Manufacturing facilities include plants that manufacture roof and floor trusses, wall panels, stairs, aluminum and vinyl windows, custom millwork and pre-hung doors. Builders FirstSource also distributes windows, interior and exterior doors, dimensional lumber and lumber sheet goods, millwork and other building products. For more information about Builders FirstSource, visit the company’s website at www.bldr.com.
Cautionary Notice
Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about future liquidity or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to Builders FirstSource, Inc. on the date this release was submitted. Builders FirstSource, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Builders FirstSource, Inc. may not succeed in addressing these risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource, Inc.’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
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Contact:
M. Chad Crow
Senior Vice President and Chief Financial Officer
Builders FirstSource, Inc.
(214) 880-3585

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